Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION OF

ANDALAY SOLAR, INC.

Andalay Solar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY as follows:

1.  ARTICLE FOURTH of the Corporation’s Certificate of Incorporation shall be amended by replacing the first sentence in its entirety as follows:

“FOURTH: The total number of shares of common stock which this corporation is authorized to issue is:
TEN BILLION (10,000,000,000) shares of Common Stock, $.0001 par value per share (the “Common Stock”).”

The remaining provisions of ARTICLE FOURTH shall remain unchanged.

2.  That the foregoing amendment was duly adopted by the Corporation’s Board of Directors and Stockholders in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

3.  Except as otherwise expressly provided above, the foregoing amendments to the Corporation’s Certificate of Incorporation shall be effective on and as of the date of filing this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Edward Bernstein, its Chief Executive Officer, this 18th day of April, 2016.

ANDALAY SOLAR, INC.

By: /s/ Edward Bernstein Name: Edward Bernstein Title: Chief Executive Officer